Exhibit 10.9

CONSULTING AGREEMENT

April 11, 2007

Henry E. Geminio
Profile Technologies Inc.
2 Park Avenue, Suite 201
Manhasset NY 11030

Dear Mr. Gemino:

        This will confirm the arrangements, terms and conditions pursuant to which R.F. Lafferty & Co., Inc. (the “Consultant”) has been retained to serve as a consultant and advisor to Profile Technologies Inc. a Delaware Corporation (the “Company”), on a non-exclusive basis for the term set forth in Section 2 below. The undersigned hereby agrees to the following terms and conditions:

1.      Duties of Consultant.

        (a) Consulting Services. Consultant will provide such financial consulting services and advice pertaining to the Company’s business affairs as the Company may from time to time reasonably request. Without limiting the generality of the foregoing, Consultant will assist the Company in developing, studying and evaluating financing, merger and acquisition proposals, prepare reports and studies thereon when advisable, and assist in negotiations and discussions pertaining thereto.

        (b) Financing. Consultant will assist and represent the Company in obtaining both short and long-term financing, when so requested by the Company. The Consultant will be entitled to additional compensation under such terms as may be agreed to by the parties.

        (c) Wall Street Liaison. Consultant will, when appropriate, arrange meeting between representatives of the Company and individuals and financial institutions in the investment community, such as security analysts, portfolio managers and market makers.

        The services described in this Section 1 shall be rendered by Consultant with the direct supervision by the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as Consultant may determine.

2.       Term.

        This Agreement shall continue for a period of three years from the date hereof (the “Term”).

3.     Compensation. For the services and duties to be rendered and performed by the Consultant during the Engagement Period and in consideration of the Consultant having entered into this Agreement, the Company agrees as follows:

(i)

To issue to the Consultant 100,000 restricted shares of common stock of the Company and 50,000 warrants (exercise price of $1.00 a share for a period of five years) for the services to be provided by the Consultant to the Company during the Term hereof.

4.     Relationship. Nothing herein shall constitute Consultant as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon for a particular purpose. Except as might hereinafter be expressly agreed, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

5.      Confidentiality. Except in the course of the performance of its duties hereunder, Consultant agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known.

6.      Indemnification. The Company agrees to indemnify and hold harmless the Consultant and its affiliates, the respective directors, officers, partners, agents and employees and each other person, if any, controlling the Consultant or any of its affiliates (collectively the “Consultant Parties”) from all losses, claims, damages, liabilities and expenses incurred by them (including reasonable attorney’s fees and disbursements) that results from any violations of securities laws or rules by the Company, its agents or employees. The Consultant will indemnify and hold harmless the Company and the respective directors, officers, agents and employees of the Company (the “Company Parties”) from against all losses, claim, damages, liabilities and expenses that result from malfeasance, or gross negligence in the performance of the Consultant’s duties hereunder (including reasonable attorney’s fees and disbursements). Each person or entity seeking indemnification hereunder shall prompty notify the Company, or the Consultant as applicable, of any loss, claim, damage or expense for which the Company or Consultant as applicable may become liable pursuant to this Section 6. Neither party shall pay, settle or acknowledge liability under such claim without the written consent of the party liable for indemnification, and shall permit the Company or the Consultant as applicable a reasonable opportunity to cure any underlying problem or to mitigate damages. The scope of this indemnification between the Consultant and the Company shall be limited to, and pertain only to certain transactions contemplated or entered into pursuant only to this agreement.

7.       Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussion, agreements and understandings between them with respect thereto. This Agreement may not be modified except in a writing signed by the parties.

8.      Jurisdiction and Venue. This Agreement has been made in the State of New York and shall be governed by and construed in accordance with the laws thereof without regard to principles of conflict of laws. Any proceeding commenced to enforce or interpret any provision of this Agreement shall be brought in the State of New York. The parties hereby submit to the jurisdiction of the courts of New York including the federal courts, for such purposes.

9.      No Assignment. Neither this Agreement nor the rights of either party hereunder shall be assigned by either party without the prior written consent of the other party.

10.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.      Non-Compliance. If any provision of this Agreement conflicts with any law, rule or regulation of any federal, state or self-regulatory organization, including the Securities and Exchange Commission, the blue-sky laws of any state, the National Association of Securities Dealers, Inc., or any other government authority having jurisdiction over the activities or services described herein, then in that event, the Company and the Consultant shall amend this Agreement to bring any affected provision into compliance with such regulations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

ProfileTechnologies, Inc. By: ______________________ Henry E. Gemino Chief Executive Officer R.F. Lafferty & Co., Inc. By:______________________ Henry Hackel President